                                                                    Exhibit 10.4

                         EXECUTIVE EMPLOYMENT AGREEMENT


     This Executive Employment Agreement (the "Agreement") is made as of the 1st day of May, 1998, by and between Boston Chicken, Inc., a Delaware corporation (the "Company"), and J. Michael Jenkins, a resident of Littleton, Colorado (the "Executive").

     WHEREAS, simultaneously herewith, Executive has agreed to become a member of the Board of Directors, Chairman, Chief Executive Officer and President of the Company, and he and the Company have made it a condition of Executive assuming those positions that Executive and the Company enter into this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are specifically acknowledged, the parties hereto hereby agree as follows:

     Section 1. Employment. Company hereby employs the Executive as Chairman, Chief Executive Officer and President for a term of five (5) years from the date hereof (the "Term" or "Employment Period") unless the Term is earlier terminated pursuant to the provisions hereof. Executive hereby accepts employment from the Company. Simultaneously with the execution of the Agreement the Company will elect the Executive to its Board of Directors and the Board of Directors will elect Executive as Chairman, Chief Executive Officer and President.

     Section 2.  The Executive's Duties.

     The Executive hereby agrees to serve Company faithfully and honestly and to use his best efforts and ability on behalf of Company in the position of Chairman, Chief Executive Officer and President and, as a member of the Board of Directors of the Company, to discharge the duties as Chairman, Chief Executive Officer and President and shall perform such duties and services of an executive, administrative and managerial nature, which duties are consistent with his position in the Company, as shall be specified and designated from time to time by the Board of Directors of the Company in connection with the business and activities of the Company.

     (a) During the Employment Period, the Company and/or the Board shall delegate to the Executive, in his capacity as Chairman and Chief Executive Officer, the widest latitude possible to develop and implement strategies, procedures, policies and tactics designed to return the Company to sound financial condition and solid operating performance and shall support the Executive in such endeavors. The Company and/or the Board will not disseminate information about the Company to the public without the Executive having a reasonable period of time to review such information prior to the dissemination thereof. Nothing in this paragraph is intended to abrogate any fiduciary responsibility of the Board, and notwithstanding the foregoing, the Board and its members shall be entitled at all times to act in a manner and to take such actions as it and they believe to be in the best interests of the Company and its shareholders, which actions shall not be deemed a breach of this paragraph.

     (b) Simultaneously with the execution hereof the Company shall (i) enter into an Indemnification Agreement with Executive providing the fullest indemnification (including advancement of expenses) legally possible and (ii) the Executive will have the benefit of officer and director insurance and/or By-Law and Articles of Incorporation indemnification provisions available to any other director or officer of the Company.

     (c) During the Term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company consistent with Executive's position of Chairman, Chief Executive Officer and President as may be designated from time to time by the Board of Directors. During the term hereof, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in writing, which approval shall not be unreasonably withheld, by the Board, as the Company encourages participation by the Executive in community and charitable activities generally considered to be in the public interest and the Company's interest. In addition, the Company recognizes that the Executive may make passive investments which will not interfere with his commitments and duties to the Company.

     (d) The Executive agrees to observe and comply with all lawful written rules, regulations, policies and practices adopted by Company as they now exist and as they may be duly and properly adopted or modified from time to time.

     Section 3.  Compensation and Benefits.

     The Company desires to employ a chief executive officer that is an experienced restaurant executive with significant expertise in working with under-performing restaurant enterprises. The Company is an under-performing restaurant enterprise. Executive is a nationally recognized restaurant executive with significant experience in working with troubled or under-performing companies. The compensation set forth below to be paid by Company to Executive has been specifically negotiated between Executive and the Company, has been approved by the Board of Directors of the Company and the Compensation Committee thereof. The Company recognizes that the Executive is giving up significant consideration to accept the position as Chairman, Chief Executive Officer and President of the Company.

     (a) In consideration for all services rendered by the Executive to Company pursuant to this Agreement, including services as an officer, director, member of any committee or in the performance of other like duties consistent with his position of Chairman, Chief Executive Officer and President assigned to him by the Board of Directors of the Company, Company hereby agrees to pay compensation to the Executive as follows:

          (i) A $5,000,000 cash signing bonus (the "Signing Bonus") payable as follows:

               (1)  $3,000,000 cash upon the execution hereof;

               (2) $2,000,000 cash upon the third anniversary date of the execution hereof.

     In the event of the death or disability of the Executive all Signing Bonus payments received by Executive at the time of such death or disability shall irrevocably vest in the Executive or Executive's estate and in the event of Executive's death or disability any unpaid balance of the Signing Bonus shall be paid to the Executive or Executive's estate upon the scheduled due date thereof. In the event the Agreement with Executive shall be terminated by the Company without Just Cause (as herein defined) or by the Executive with Just Grounds (as herein defined) Executive shall retain any portion of the Signing Bonus received at the time of such event and shall receive and be paid the remaining portion of the Signing Bonus unpaid at the time of such termination upon the scheduled due date thereof. In the event the Agreement shall be terminated by the Executive without Just Grounds or by the Company with Just Cause then in any such event the Executive shall forfeit any portion of the Signing Bonus not received by him as of the date of termination without Just Grounds or termination with Just Cause and under certain circumstances Executive may be obligated to repay a portion of the Signing Bonus received by him as follows:

     (1) In the event a termination for Just Cause or without Just Grounds occurs within the first twelve (12) months after the date of this Agreement the $3,000,000 Signing Bonus payment paid upon the execution hereof shall be prorated over such 12 month period and Executive shall be obligated to reimburse a portion of the Signing Bonus prorated to the end of the month when termination occurs. For example and subject to the tax adjustment provision herein set forth, if any such termination occurred within month six (6) Executive would retain 1/2 or 6/12th's of the $3,000,000 and return $1,500,000 of the Signing Bonus to the Company within thirty days of the date of termination or if any such termination occurred in the month seven (7) of this Agreement Executive would retain 7/12th's and reimburse 5/12th's of the Signing Bonus.

     (2) The $2,000,000 Signing Bonus to be paid upon the third anniversary date of the execution hereof will not be prorated and shall not be subject to the proration provisions hereof once paid to Executive.

          In the event a portion of the Signing Bonus shall be returned to the Company pursuant to paragraph (1) above, the amount reimbursed to the Company by Executive shall be adjusted and reduced to take into consideration the tax consequences to Executive and so that such tax consequences shall be neutral to the Executive as a result of any such reimbursement and Executive shall not be responsible for income taxes or sums to be reimbursed to the Company.

     In the event of a "Change of Control" as defined in the Company's 1997 Stock Option Plan the proration provisions hereof shall not be applicable and the Signing Bonuses shall be paid to Executive on the dates scheduled for payment.

          (i) The term of the Agreement is five (5) years and Executive's base salary beginning on the date this Agreement is signed and during the Term hereof shall be $500,000 per year payable in equal bi-weekly installments in arrears.

          (ii) Simultaneously with the execution of this Agreement, the Executive is executing a stock option agreement under which he will be granted stock options to purchase a total of 1,000,000 shares of the Company's common stock (the "Stock Options") all in accordance with the terms of the Stock Option Agreement attached hereto as Exhibit "A" and incorporated herein for all purposes. The 1,000,000 stock option shall be granted and vest as follows:

          (a) An option to purchase 1,000,000 common shares of the Company shall be granted upon the execution hereof, which option shall vest 25% (250,000 shares) a year commencing upon the first anniversary date of the execution hereof and shall continue to vest 25% (250,000 shares) a year on each anniversary date thereafter until all 1,000,000 options to purchase common stock as set forth in this Section 3(a)(iii)(a) are fully vested.

          (b) The Stock Option Agreement shall provide for an acceleration of vesting of all unvested options upon a Change of Control defined in the 1997 Stock Option Plan. Pursuant to Section 8 of the 1997 Stock Option Plan the Committee, as defined in the Stock Option Agreement, shall agree that in the event Executive's employment is terminated by Executive with Just Grounds or by Company without Just Cause as such terms are defined herein, then, in such event, the vesting of all of Executive's unvested Stock Options shall accelerate as if a "Change of Control" had occurred.

          (iii) Executive shall be entitled to first class air travel and lodging when he is traveling on Company business and shall be entitled to such other fringe benefits as are paid to other senior executives of the Company.

          (iv) The Company shall provide and maintain group medical, dental, life and disability insurance benefits to the Executive as are provided to other senior executives of the Company.

          (v) The Executive shall receive from Company a paid vacation each year in accordance with the present policy and practice of Company regarding vacations for senior executives.

     Section 4. Expenses. The Company shall pay or reimburse the Executive for reasonable and necessary expenses incurred in the ordinary course of conducting Company's business and in accordance with written policies established by the Company. Executive shall submit expense reports accompanied by receipts and other appropriate substantiation for all items of business expenses for which payment or reimbursement is sought.

     Section 5.  Duration and Termination.

          (a) The Executive's employment shall be for a Term of five years commencing on the date hereof and ending on the date five (5) years later, unless terminated at an earlier date pursuant to this Section 5.

          (b) If during the Employment Period the Executive shall be unable to perform his duties hereunder on account of illness or disability, he shall be entitled to compensation in accordance with this Agreement providing that such illness or disability lasts for less than six (6) months. In the event such illness or disability lasts for more than a consecutive six (6) month period, Executive shall be entitled to compensation in accordance with the sick leave plan of the Company, if any, and shall be covered by the Company's disability income policy, if any and Executive shall retain the Signing Bonus paid to that date and shall be paid any unpaid balance thereof as herein provided in Section 3(a) hereof and in all other respects the Company's obligations under this Agreement shall terminate.

          (c) In the event of the Executive's death during his employment hereunder, his compensation shall cease as of the last day of the full calendar month following the month in which such event occurs, or the last day of the Employment Period, whichever is earlier. The salary for the period following the Executive's death shall be paid to his legal heirs or the representative of his estate and Executive's estate shall retain the Signing Bonus paid to that date and shall be paid any unpaid balance thereof as herein provided in Section 3(a) hereof and in all other respects the Company's obligations under this Agreement shall terminate.

          (d) In the event the Executive voluntarily terminates his employment without Just Grounds for any reason, his right to all compensation shall cease as of the end of the month of the date of termination of his employment. "Just Grounds" shall mean (a) resignation by the Executive due to (i) a material breach of this Agreement by the Company and the Company has failed to cure its breach of this Agreement within thirty (30) days after the Company receives written notice thereof, or (ii) the Executive's duties, authority or responsibilities as Chairman and Chief Executive Officer and a member of the Board of Directors have been materially diminished other than actions taken in connection with a termination of Executive's employment for Just Grounds.

          (e) In the event (i) this Agreement and the Executive's employment shall be terminated without Just Cause (as hereinafter defined) or (ii) Executive terminates his employment with Just Grounds, the Executive shall receive the greater of two times his then current annual salary or $5,000,000 less the amount of any Signing Bonus previously paid to the Executive, which remaining unpaid portion of the Signing Bonus shall be paid to Executive on the due date thereof.

          (f) In the event the Board of Directors determines that this Agreement and the Executive's services hereunder should be terminated with Just Cause, the Executive's right to all compensation and benefit shall cease as of the end of the month of the date of termination of his employment. In such event, the Executive shall be entitled only to such rights as shall have vested prior to such termination or violation, and he shall not be entitled to any future cash or non-cash compensation, benefits or termination pay. For purposes of this Agreement, termination for "Just Cause" shall mean (a) a termination due to (i) a material breach of this Agreement by the Executive, (ii) willful or gross neglect of duties for which employed or (iii) willful misconduct or gross negligence in the performance of such duties, all of such facts to be determined in good faith by the Board of Directors of the Company after Executive has been given written notice of his purported material breach of this Agreement, willful misconduct or gross negligence and has failed to cure his breach of this Agreement or alter his inappropriate conduct within thirty (30) days after Executive's receiving such written notice, or (b) a termination due to Executive's committing a felony for which he is convicted with no further rights of appeal.

          (g) Notwithstanding anything above, if the Executive's employment is terminated by the Company within 180 days after a "Change in Control" (as defined in the Company's 1997 Stock Option Plan) has occurred, Executive shall be entitled to receive all unpaid compensation to be paid hereunder for the remainder of the term hereof on the due dates thereof and all stock options granted to him pursuant to the Stock Option Agreement shall accelerate and irrevocably vest in Executive.

     Section 6.  Governing Law and Arbitration.

          (a) Any controversy or claim arising out of or relating to this Agreement or its interpretation, construction or any breach thereof, or any relationship between the parties hereto, whether such claim is grounded in common law or statutory law, shall be settled exclusively by arbitration in the State of Colorado, in accordance with the then-applicable rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court of competent jurisdiction.

          (b) The failure or refusal of either party to submit to arbitration in accordance with this provision shall be deemed a breach of this Agreement. If either party seeks and secures judicial intervention requiring enforcement of this arbitration provision, such party shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys' fees, that it was thereby required to incur.

          Notwithstanding anything to the contrary herein contained, neither party shall pursue this arbitration remedy without thirty (30) days prior written notice, which 30 day period shall be available for informal dispute resolution discussions.

     Section 7. Non-Assignment. The Executive shall have no right to assign any of the rights, nor to delegate any of the duties, created by this Agreement, and any assignment or attempted assignment of the Executive's rights, and any delegation or attempted delegation of the Executive's duties, shall be null and void. In all other respects, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal representatives, successors, assigns, officers and directors.

     Section 8.  Authorization, Validity and No Conflict.

          (a) The execution, delivery and performance by the Company of this Agreement and the consummation of the employment of Executive and the payment of the consideration set forth herein has been duly authorized by the Board of Directors of the Company and constitutes a valid and legally binding obligation of the Company enforceable in accordance with the terms hereof. The execution, delivery and performance by the Company of this Executive Employment Agreement will not violate the terms of any agreement or obligation of the Company.

          (b) Executive represents and warrants to the Company that he is not prohibited or restricted from executing, delivering and performing under this Agreement, that this Agreement constitutes the valid and legally binding obligation of the Executive enforceable in accordance with its terms, and that the execution, delivery and performance by the Executive will not violate the terms of any other agreement or obligation of the Executive.

     Section 9. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     Section 10. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     Section 11. Notices. All notices pursuant to this Agreement shall be in writing.

     a. Notice to Executive. A notice to Executive shall be sufficient in all respects if delivered, or mailed by first class registered or certified mail, postage and fees prepaid, or sent by an established, reputable courier service, addressed to the following or such other address as provided by written notice made pursuant to this Section 11:


               If to Executive:  J. Michael Jenkins
                                 8393 Peninsula Drive
                                 Littleton, Colorado 80120

               With copy to:     Cecil Schenker, Esq.
                                 Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                 300 Convent, Suite 1500
                                 San Antonio, Texas 78205

     b. Notice to Company. A notice to Company shall be sufficient in all respects if delivered, or mailed by first class registered or certified mail, postage and fees prepaid, or sent by an established, reputable courier service, addressed to the following or such other address provided by written notice made pursuant to this Section 12:

               If to Company:    Boston Chicken, Inc.
                                 14123 Denver West Parkway
                                 P.O. Box 4086
                                 Golden, Colorado 80401-4086
                                 Attn: General Counsel

               With copy to:     John H. Muehlstein, Esq.
                                 Pedersen & Houpt
                                 161 North Clark, Suite 3100
                                 Chicago, Illinois 60601

     Section 12. Entire Agreement. Except for that certain Confidentiality Agreement previously executed by the Company and Executive, this Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment.

     Section 13. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company expressly authorized by the Board of Directors to execute any such amendment.

     Section 14. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

     Section 15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

                              Boston Chicken, Inc.


                              By:  /s/ Michael R. Daigle
                                 --------------------------------------------
                              Name:  Michael R. Daigle
                                   ------------------------------------------
                              Its:  Senior Vice President and General Counsel
                                  -------------------------------------------



                              /s/ J. Michael Jenkins
                              -----------------------------------------------
                              J. Michael Jenkins